EXHIBIT 10.1

Execution Version

FOURTH AMENDMENT

TO

CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of August 1, 2008 (the “Effective Date”), by and among, on the one hand, CECO ENVIRONMENTAL CORP., a Delaware corporation (“Parent”), CECO GROUP, INC., a Delaware corporation (“Group”) and each of the following Subsidiaries of Parent as Borrowers under this Amendment and the Credit Agreement: CECO FILTERS, INC., a Delaware corporation (“Filters”), NEW BUSCH CO., INC., a Delaware corporation (“New Busch”), THE KIRK & BLUM MANUFACTURING COMPANY, an Ohio corporation (“K&B”), KBD/TECHNIC, INC., an Indiana corporation (“Technic”), CECOAIRE, INC., a Delaware corporation (“Aire”), CECO ABATEMENT SYSTEMS, INC., a Delaware corporation (“Abatement”), H.M. WHITE, INC., a Delaware corporation (“H.M. White”), EFFOX INC., formerly known as CECO ACQUISITION CORP., a Delaware corporation (“Effox”), GMD ENVIRONMENTAL TECHNOLOGIES, INC. formerly known as GMD ACQUISITION CORP., a Delaware corporation (“GMD”), FKI, LLC, a Delaware limited liability company (“FKI LLC”), CECO MEXICO HOLDINGS LLC, a Delaware limited liability company (“CECO Mexico LLC”), and FISHER-KLOSTERMAN, INC. formerly known as FKI ACQUISITION CORP., a Delaware corporation (“Fisher-Klosterman”), and, on the other hand, FIFTH THIRD BANK, an Ohio banking corporation (“Lender”), is as follows:

Preliminary Statements

A. Parent, Group and Borrowers (the “Loan Parties”) and Lender are parties to a Credit Agreement dated as of December 29, 2005, as amended by the First Amendment to Credit Agreement dated as of June 8, 2006, the Second Amendment to Credit Agreement dated as of February 28, 2007 and the Third Amendment to Credit Agreement dated as of February 29, 2008 (as amended, the “Credit Agreement”). Capitalized terms which are used, but not defined, in this Amendment will have the meanings given to them in the Credit Agreement.

B. The Loan Parties have requested that Lender: (i) consent to the acquisition by Fisher-Klosterman of substantially all of the assets of A.V.C. (collectively, the “A.V.C. Acquisition”); (ii) consent to the acquisition by 9199-3626 Quebec Inc., a newly created wholly owned subsidiary of Parent, (“Canadian Acquisition Co.”) of all of the shares of Flextor Inc., a Québec company (the “Flextor Acquisition”); (iii) consent to a $5,000,000 loan to be made by Phillip DeZwirek to Parent, the proceeds of which shall be used fund the Flextor Acquisition and for other corporate purposes; and (iv) make certain other amendments to the Credit Agreement and certain of the other Loan Documents.

C. Lender is willing to consent to such requests and to so amend the Credit Agreement and other Loan Documents, all on the terms, and subject to the conditions, of this Amendment.

Statement of Agreement

In consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and the Loan Parties hereby agree as follows:

1. Amendments to Credit Agreement. Subject to the satisfaction of the conditions of this Amendment, the Credit Agreement is hereby amended as follows:

1.1 Section 1.1 of the Credit Agreement is hereby amended by the addition of the following definitions, in their proper alphabetical order, to provide in their entirety as follows:

“A.V.C.” means Shideler, Inc., formerly known as A.V.C. Specialists, Inc., a California corporation, and its successors and assigns.

“A.V.C. Acquisition” means the acquisition by Fisher-Klosterman of substantially all of the assets of A.V.C., all in accordance with, and pursuant to the terms of, the A.V.C. Acquisition Documents.

“A.V.C. Acquisition Agreement” means the Asset Purchase Agreement dated as of August 1, 2008 by and among Fisher-Klosterman, A.V.C. and Tom Shideler and Barbara Shideler.

“A.V.C. Acquisition Documents” means the A.V.C. Acquisition Agreement and every other document or agreement executed or delivered by any Loan Party in connection with the A.V.C. Acquisition.

“A.V.C. Earn-out Payment” means any Earn-out Amount (as defined in the A.V.C. Acquisition Agreement) paid by a Loan Party in accordance with the A.V.C. Acquisition Agreement.

“Canadian Acquisition Co.” means 9199-3626 Quebec Inc. a company organized under the laws of the Province of Quebec, Canada, and its successors and assigns, including the successor of the Flextor Amalgamation.

“Copyright Security Agreements” means the Copyright Security Agreement dated as of the Effective Date (as defined in the Third Amendment) between Fisher-Klosterman and Lender.

“Fisher-Klosterman” means Fisher-Klosterman, Inc. formerly known as FKI Acquisition Corp., a Delaware corporation.

“Flextor” means Flextor Inc., a Québec company, and its successors and assigns, including the successor of the Flextor Amalgamation.

“Flextor Acquisition” means the acquisition by Canadian Acquisition Co. of all of the shares of stock of Flextor, all in accordance with, and pursuant to the terms of, the Flextor Acquisition Documents,

“Flextor Acquisition Agreement” means the Stock Purchase Agreement dated as of August 1, 2008, by and among Parent, Canadian Acquisition Co., Michael dos Santos, an individual resident of Quebec, The Dos Santos Family Trust, a Québec trust and, 9162-2563 Québec Inc., a Québec company.

“Flextor Acquisition Documents” means the Flextor Acquisition Agreement and every other document or agreement executed or delivered by Canadian Acquisition Co., Flextor and any Loan Party in connection with the Flextor Acquisition.

“Flextor Amalgamation” means the amalgamation of Canadian Acquisition Co. and Flextor under the laws of Canada.

“Flextor Brazil” means Flextor do Brasil Importacao e Exportacao Ltda., a company organized under the laws of Brazil.

“Flextor Chile” means Flextor Chile S.A., a company organized under the laws of Chile.

“Flextor Earn-out Payment” means any Earn-out Amount (as defined in the Flextor Acquisition Agreement) paid by a Loan Party, Canadian Acquisition Co. or Flextor in accordance with the Flextor Acquisition Agreement.

“Flextor Loan” has the meaning given in Section 5.9(a)(F).

“Fourth Amendment” means the Fourth Amendment to this Agreement dated as of August 1, 2008.

1.2 The following definitions in Section 1.1 of the Credit Agreement are hereby amended in their entirety by substituting the following in their respective steads:

“Adjusted EBITDA” means the total (without duplication and all as determined on a consolidated basis in accordance with GAAP), in Dollars, of EBITDA for the applicable period, (a) minus Non-financed Capital Expenditures for that same period, exclusive of Excluded Capital

Expenditures (as defined in Section 5.3); (b) minus the aggregate cash amount of the Parent and its Subsidiaries’ income and franchise tax expense for that same period to the extent deducted in the determination of Net Income; (c) minus any gain or plus any non-cash loss arising from the sale of capital assets to the extent included or deducted in the determination of Net Income; (d) minus any gain arising from the write-up of any assets (excluding inventory) or plus any non-cash loss from the write-down of any assets, each to the extent included (or deducted in the case of non-cash losses) in the determination of Net Income; (e) minus any extraordinary gains and items of income to the extent included in the determination of Net Income or plus any non-cash extraordinary items of loss to the extent deducted in the determination of Net Income; (f) minus any gains (or plus any non-cash losses) recognized by the Parent and its Subsidiaries as earnings which relate to adjustments made by the Parent and its Subsidiaries as a result of any extraordinary accounting adjustment to the extent included (or deducted in the case of non-cash losses) in the determination of Net Income; (g) minus non-operating, non-recurring gains (or plus any non-cash losses) from time to time occurring to the extent included (or deducted in the case of non-cash losses) in the determination of Net Income; (h) plus any non-cash expense or minus any non-cash gain or income during such period resulting from (i) a change in the price of Parent’s common stock opposite the strike price of its options and warrants outstanding from time to time, (ii) stock award expenses, and (iii) impairment of goodwill; (i) minus the aggregate amount of any dividends to Parent’s stockholders, if any, permitted expressly by Lender which are paid in cash by Parent during the applicable period; and (j) minus the aggregate amount of Effox Earn-out Payments, FKI Earn-out Payments, A.V.C Earn-out Payments or Flextor Earn-out Payments made by the Parent and its Subsidiaries in cash during the applicable period to the extent not deducted in the determination of Net Income which was used to determine such EBITDA. The term “applicable period” in this definition means Test Period in the case of determining the Fixed Charge Coverage Ratio or the Maximum Total Funded Debt to Adjusted EBITDA Ratio and Fiscal Year in the case of determining Excess Cash Flow.

“Affiliate” means, as to any Person (the “Subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Subject Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, (a) to vote 5% or more of the securities (or other Ownership Interests) having voting power for the election of directors (or managers in the case of a limited liability company) of the Person or (b) otherwise to direct or cause the direction of the management and policies of the Person, whether by contract or otherwise. Without limiting the generality of the foregoing, each of the following will be deemed an Affiliate of a Borrower for purposes of this Agreement, Parent, Group, FKI, LLC, CECO Mexico

LLC, CECO India, Fisher Klosterman Shanghai, CECO Environmental Mexico, CECO Environmental Services, Canadian Acquisition Co., Flextor, Flextor Brazil and Flextor Chile and each officer and director of a Loan Party.

“Borrower” means each of Filters, New Busch, K&B, Technic, Aire, Abatement, H.M. White, CECO Acquisition (now known as Effox Inc.), GMD, Fisher-Klosterman and the Domestic Subsidiaries of Parent or Group hereafter becoming a party to this Agreement pursuant to Section 5.9(b), and “Borrowers” means, collectively, Filters, New Busch, K&B, Technic, Aire, Abatement, H.M. White, CECO Acquisition (now known as Effox Inc.), GMD, Fisher-Klosterman and such additional Domestic Subsidiaries. To the extent a term or provision of this Agreement or any of the other Loan Documents is applicable to a “Borrower”, it is applicable to each and every Borrower unless the context expressly indicates otherwise. For the avoidance of doubt, neither FKI, LLC nor CECO Mexico LLC shall be a Borrower.

“Borrowing Base” means, as of the relevant date of determination, the sum of:

(a) 70% of the then net amount of Eligible Accounts (i.e., less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed);

plus (b) the lesser of: (i) $1,000,000 or (ii) 50% of the then Eligible Net Unbilled Revenue;

plus (c) the lesser of: (i) $7,500,000 or (ii) 50% of the then net amount of Eligible Inventory; and

less (d) all then Borrowing Base Reserves.

“EBITDA” means the total (without duplication), in Dollars, of Net Income for the applicable period, plus (a) the aggregate amount of the Parent and its Subsidiaries’ depreciation and amortization expense determined on a consolidated basis in accordance with GAAP for such period to the extent deducted in the determination of Net Income, plus (b) the aggregate amount of the Parent and its Subsidiaries’ interest expense determined on a consolidated basis in accordance with GAAP for such period to the extent deducted in the determination of Net Income, and plus (c) the aggregate amount of the Parent and its Subsidiaries’ income and franchise tax expense for such period determined on a consolidated basis in accordance with GAAP to the extent deducted in the determination of Net Income. The term “applicable period” in this definition means Test

Period in the case of determining the Fixed Charge Coverage Ratio or the Maximum Total Funded Debt to Adjusted EBITDA Ratio and Fiscal Year in the case of determining Excess Cash Flow.

“Excess Cash Flow” means, for the applicable Fiscal Year, an amount equal to the sum of (a) the Adjusted EBITDA solely of the Loan Parties for the applicable Fiscal Year minus (b) the aggregate Fixed Charges solely of the Loan Parties for such Fiscal Year, provided, however, solely for the purposes of determining Excess Cash Flow, the principal and Suspended Interest (as defined in the Subordination Agreement) paid on the Subordinated Debt shall be excluded for purposes of determining Fixed Charges. All of the foregoing amounts will be determined based on the annual audited financial statements required to be delivered to Lender pursuant to Section 4.3(b).

“Fiscal Year” means the Parent’s fiscal year for financial accounting purposes, beginning on January 1st and ending on December 31st.

“Fixed Charges” means, for the applicable period, the total (without duplication), in Dollars, of (all as determined on a consolidated basis in accordance with GAAP): (a) the principal amount of the Parent and its Subsidiaries’ long-term Indebtedness, in each case paid during the applicable period, including those under Term Loan Note C (other than any Excess Cash Flow Payment with respect to Term Loan C), the ICS Note, the Sandler Note, and the Subordinated Debt Note (as defined within the definition of Subordinated Debt Documents) (whether classified, as of any date, as long-term Indebtedness); plus (b) scheduled capital lease payments by the Parent and its Subsidiaries during the applicable period; and plus (c) the Parent and its Subsidiaries’ aggregate cash interest expense for the applicable period, including interest paid on the Obligations, all capital lease obligations, the Subordinated Debt, and any other Indebtedness for the applicable period; provided, however, that the following amounts will be excluded for purposes only of determining Fixed Charges, that portion of the Subordinated Debt which, with Lender’s prior consent, is converted into shares of the Parent as a result of the exercise of the conversion rights of the Subordinated Creditor under the Subordinated Debt Note. The term “applicable period” in this definition means Test Period in the case of determining the Fixed Charge Coverage Ratio or the Maximum Total Funded Debt to Adjusted EBITDA Ratio and Fiscal Year in the case of determining Excess Cash Flow.

“Funded Debt” means, as of any date, all Indebtedness of the Parent and its Subsidiaries: (a) in respect of any money borrowed, including the undrawn face amount (and any unreimbursed drawings under) any letters of credit or acceptance facilities (other than the

Subordinated Debt); (b) evidenced by any loan or credit agreement, promissory note, debenture, bond (other than a Surety Bond), guaranty or other similar written obligation to pay money (other than the Subordinated Debt); (c) under any capitalized lease, synthetic lease or any form of off-balance sheet financing; and (d) for the deferred and unpaid purchase price of any property or business or any services (other than trade accounts payable incurred in the ordinary course of business and constituting current liabilities not more than ninety (90) days in arrears measured from the date of billing), all as determined in accordance with GAAP.

“Guaranties” means, collectively, the Borrower Guaranties, the Group Guaranty, the Parent Guaranty and each guaranty made by Fisher-Klosterman, FKI, LLC, GMD and CECO Mexico LLC in favor of Lender and Lender’s Affiliates of the Obligations.

“Loan Party” and “Loan Parties” mean each of Borrowers, Group, Parent, FKI, LLC, and CECO Mexico LLC and collectively, Borrowers, Group, Parent, FKI, LLC and CECO Mexico LLC, respectively.

“Net Income” means, for the applicable 12 Month Period, the Parent and its Subsidiaries after tax net income as determined on a consolidated basis in accordance with GAAP.

“Non-financed Capital Expenditures” means the total amount of capital expenditures for any period, as determined in accordance with GAAP, made by the Parent and its Subsidiaries on a consolidated basis determined exclusive of those capital expenditures made from (a) funds borrowed by the Parent or its Subsidiaries (for purposes of this clause (a) “funds borrowed” will not include funds borrowed from Lender as a Revolving Loan or from any other bank or lender as a revolving or working capital facility) or pursuant to any capitalized lease or (b) the proceeds of condemnation or eminent domain proceedings or any insurance proceeds resulting from any Event of Loss.

“Patent Security Agreements” means, collectively, (a) the Patent Assignment and Security Agreement dated as of the date of this Agreement between Filters and Lender, (b) the Patent Assignment and Security Agreement dated as of the date of this Agreement between K&B and Lender, (c) the Patent Assignment and Security Agreement dated as of the date of this Agreement between New Busch and Lender, (d) the Patent Assignment and Security Agreement dated as of the Effective Date (as defined in the Third Amendment) between Fisher-Klosterman and Lender, and (e) the Patent Assignment and Security Agreement dated as of the Effective Date (as defined in the Third Amendment) between GMD and Lender.

“Permitted Liens” means (a) current taxes and assessments not yet due and payable; (b) any Liens granted to Lender or its Affiliates to secure the repayment or performance of the Obligations; (c) any Liens arising from a Contested Claim in the manner, and to the extent, provided for in Section 4.6; (d) purchase money security interests granted by, or capital lease obligations incurred by, a Borrower in connection with Permitted Purchase Money Indebtedness; (e) the Liens listed on Schedule 3.9; (f) Liens of mechanics (including those Persons having the right to file a mechanics’ lien), materialmen, shippers and warehousemen for services or materials incurred in the ordinary course of business for which payment is not yet due; (g) Liens on cash deposits in connection with bids, tenders or real property leases or as security for surety or appeal bonds in the ordinary course of business; (h) Liens resulting from any judgment that is not an Event of Default; (i) easements, rights of way and other restrictions that do not materially interfere with or impair the use or operation of any of Borrower’s Facilities; and (j) Liens granted to the Subordinated Creditor to secure the obligations of the Loan Parties under the Subordinated Debt Documents, to the extent and subject to the restrictions in the Subordination Agreement.

“Security Agreements” means, collectively, (i) each Security Agreement dated as of the date of this Agreement between a Borrower and Lender, (ii) the Security Agreement dated as of the date of this Agreement between Group and Lender, (iii) the Security Agreement dated as of the date of this Agreement between Parent and Lender, (iv) the Security Agreement dated as of the Effective Date (as defined in the First Amendment) between H.M. White and Lender, (v) the Security Agreement dated as of the Effective Date (as defined in the Second Amendment) between Effox and Lender, (vi) the Security Agreement dated as of the Effective Date (as defined in the Third Amendment) between Fisher-Klosterman and Lender, and (vii) the Security Agreement dated as of the Effective Date (as defined in the Third Amendment) between GMD and Lender.

“Security Documents” means the Life Insurance Assignments, the Mortgages, the Patent Security Agreements, the Pledge Agreements, the Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust and other documents executed in connection with this Agreement and granting to Lender or Lender’s Affiliates Liens on the Loan Collateral, together with all financing statements and other documents necessary to record or perfect the Liens granted by any of the foregoing.

“Subordinated Creditor” means Phillip DeZwirek and, subject to the Subordination Agreement, his successors and assigns of the Subordinated Debt and any Person holding Refinancing Debt of the Subordinated Debt as permitted under this Agreement.

“Subordinated Debt Default” means any of the following (or any combination of the following): (i) a default or breach of or under any of the Subordinated Debt Documents, (ii) any event or circumstance that would become a default or breach on the Subordinated Creditor’s election or would become a default or breach after notice, the lapse of time, or on the satisfaction of any other condition, or all of the foregoing, (iii) the acceleration of any or all of the Subordinated Debt, or (iv) the maturity of the Subordinated Debt having a maturity date earlier than six months past the then Termination Date with respect to the Line of Credit.

“Subordinated Debt Documents” means, collectively, (i) the Subordinated Debt Note (as defined in the Subordination Agreement), (ii) the Subordinated Debt Documents (as defined in the Subordination Agreement), and (iii) all other agreements, instruments, and documents signed or delivered by or on behalf of a Loan Party in connection with the Subordinated Debt, as any or all of the foregoing documents, instruments, and agreements are now in effect or, subject to Section 5.2, as at any time after the date of this Agreement amended, modified, supplemented, restated, renewed, extended, or otherwise changed and any documents, instruments, or agreements given, subject to Section 5.2, in substitution of any of them.

“Subordination Agreement” means the Subordination Agreement between the Subordinated Creditor and Lender dated as of July 31, 2008.

“Trademark Security Agreements” means, collectively, (i) the Trademark Security Agreement dated as of the date of this Agreement between Filters and Lender, (ii) the Trademark Security Agreement dated the Effective Date (as defined in the Second Amendment) between Effox and Lender, (iii) the Trademark Security Agreement dated the Effective Date (as defined in the Third Amendment) between Fisher-Klosterman and Lender, and (iv) the Trademark Security Agreement dated the Effective Date (as defined in the Third Amendment) between GMD and Lender.

1.3 Clause (g) of the definition of “Refinancing Debt” in Section 1.1 of the Credit Agreement is hereby amended in its entirety by substituting the following in its stead:

(g) The Parent and its Subsidiaries are in compliance with the Financial Covenants, on a pro forma basis, after giving effect to the incurrence of such Refinancing Debt and the repayment of the Indebtedness being Refinanced. To determine whether there is pro forma compliance with the Financial Covenants, the Parent will, on a pro forma basis, provide a worksheet to Lender at least 10 days before incurring such Refinancing Debt, which (i) restates the financial statements received by Lender for the Fiscal Quarter or the Fiscal Year, as applicable, ended most closely before the date such Refinancing Debt is proposed to be incurred as if the proposed Refinancing Debt had been made, and the Indebtedness had been Refinanced, at the beginning of the applicable Test Period and (ii) calculate the Maximum Total Funded Debt to Adjusted EBITDA Ratio under Section 5.11 and the Fixed Charge Coverage Ratio under Section 5.10 taking into account such proposed Refinancing Debt as if the proposed Refinancing Debt had been made, and the Indebtedness had been refinanced, at the beginning of the applicable Test Period; and

1.4 Each reference in the Credit Agreement to FKI Acquisition Corp. shall be deemed a reference to Fisher-Klosterman, Inc., a Delaware corporation formerly known as FKI Acquisition Corp., a Delaware corporation.

1.5 Sections 4.3(a) through (d) of the Credit Agreement are hereby amended in their entirety by substituting the following in their place:

4.3 Financial Information; Reporting. Parent shall furnish to Lender:

(a) Within 45 days after the end of each month and Fiscal Quarter, a copy of the Parent and its Subsidiaries’ consolidated and consolidating financial statements for that month and, as applicable, Fiscal Quarter and for the year to date in a form reasonably acceptable to Lender, prepared and certified, subject to changes resulting from normal year-end adjustments and the omission of footnote disclosures, by the principal financial officer of the Parent;

(b) Within 90 days after the end of each Fiscal Year, a copy of the Parent and its Subsidiaries’ (i) consolidated financial statements for that year audited by a firm of independent certified public accountants selected by Parent and acceptable to Lender (which acceptance shall not be unreasonably withheld) (the “Auditors”) and accompanied by a standard audit opinion of such Auditors, (ii) unaudited, consolidating financial statements for that year, and (iii) any management letter prepared by such Auditors;

(c) All of the statements referred to in (a) and (b) above shall be in conformance with GAAP;

(d) With the month-end and Fiscal Quarter-end statements submitted under (a) above and the Fiscal Year end statements submitted under (b) above, a Compliance Certificate in the form attached hereto as Exhibit 4.3(d) signed by the principal financial officer of Parent and the other Loan Parties, (i) stating among other things, that he or she is familiar with all Loan Documents and that to the knowledge of such principal financial officer no Event of Default specified in this Agreement or in any of the other Loan Documents, nor any event which upon notice, lapse of time, the satisfaction of any other condition, or all of them, would constitute such an Event of Default, has occurred and is continuing, or, if any such condition or event existed or exists, specifying it and describing what action Loan Parties have taken or proposes to take with respect thereto and (ii) setting forth in summary form, with respect to the Fiscal Quarter-end and Fiscal Year-end statements, figures showing the financial status of the Parent and its Subsidiaries in respect of the Financial Covenants and restrictions contained in this Agreement, including showing the following amounts on a per Fiscal Quarter basis: Fixed Charges, Adjusted EBITDA, Funded Debt, the gross amount of capital expenditures, and the amount of capital expenditures which are financed;

1.6 Section 5.3 of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

5.3 Capital Expenditures. No Loan Party will make or incur any expenditures for real estate, plant, machinery, equipment, or other similar expenditure (including all renewals, improvements and replacements thereto, and all obligations under any lease of any of the foregoing) that would be capitalized on the balance sheet of a Loan Party in accordance with GAAP in excess of (a) $750,000 for the Fiscal Year ending on December 31, 2006, (b) $2,000,000 for the Fiscal Year ending on December 31, 2007, or (c) $2,500,000 for any Fiscal Year ending on or after December 31, 2008; provided that (i) (a) the Purchase Price (as defined in the Effox Acquisition Agreement) paid by any Loan Party in accordance with the Effox Acquisition Agreement, (b) the Purchase Price (as defined in the FKI Acquisition Agreement) paid by any Loan Party in accordance with the FKI Acquisition Agreement, (c) the Purchase Price (as defined in the A.V.C. Acquisition Agreement) paid by any Loan Party in accordance with the A.V.C. Acquisition Agreement, and (d) the Purchase Price (as defined in the Flextor Acquisition Agreement) paid by any Loan Party in accordance with the Flextor Acquisition Agreement will each be excluded from the foregoing limitation on capital expenditures and (ii) if (A) the Cincinnati Facility is sold and (B) Lender, pursuant to an amendment of this Agreement executed by it, consents to the re-investment of the Net Proceeds from the sale of the Cincinnati Facility into a replacement facility, which becomes a Borrower’s Facility under terms and conditions acceptable to Lender, then the amount of such Net Proceeds used for such replacement facility will be excluded from the foregoing limitation on capital expenditures (the amounts excluded from the foregoing limitation on capital expenditures in clauses (i) and (ii) of this proviso being “Excluded Capital Expenditures”).

1.7 Section 5.8 of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

5.8 Transactions with Affiliates. No Loan Party shall: (a) directly or indirectly make any loans or advances to, or investments in, any of its employees, officers, directors, shareholders or other Affiliates except (i) as permitted by Section 5.9 and (ii) in respect of purchases by a Borrower or of another Borrower’s Inventory in the ordinary course of business pursuant to the reasonable requirements of a Borrower’s business and on fair and reasonable terms which are fully disclosed to Lender; (b) enter into any transaction with any of its Affiliates except for such transactions (other than transactions contemplated by clause (a) of this Section 5.8) entered into in the ordinary course of business upon fair and commercially reasonable terms no less favorable to such Loan Party than could be obtained in a comparable arms-length transaction with an unaffiliated Person; provided that, a Borrower shall not sell any goods to, or perform any services for or on behalf of, CECO India, Fisher Klosterman Shanghai, CECO Environmental Mexico, CECO Environmental Services, Canadian Acquisition Co., Flextor, Flextor Brazil or Flextor Chile during any time that (i) the total Indebtedness of CECO India and (exclusive of loans, advances or equity investments permitted by Section 5.9(a)(E) or (F)) CECO Environmental Mexico, CECO Environmental Services, Fisher Klosterman Shanghai, Canadian Acquisition Co., Flextor, Flextor Brazil or Flextor Chile to Borrowers, in the aggregate exceeds $500,000 or (ii) the total amount of Indebtedness of CECO India and (exclusive of loans, advances or equity investments permitted by Section 5.9(a)(E) or (F)) CECO Environmental Mexico, CECO Environmental Services, Fisher Klosterman Shanghai, Canadian Acquisition Co., Flextor, Flextor Brazil or Flextor Chile to Borrowers, in the aggregate, and that is past due, exceeds $500,000; or (c) divert (or permit anyone to divert) any of its business opportunities to any Affiliate (other than a Borrower to another Borrower) or any other Person in which any Loan Party or its shareholders holds a direct or indirect interest.

1.8 Section 5.9(a) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(a) No Loan Party shall, without Lender’s prior consent (which consent Lender, in good faith, shall have no obligation to provide), purchase or otherwise acquire: (i) all or substantially all of the assets of any Person or the assets comprising any line of business or business unit or division, (ii) any partnership, joint venture or limited liability company interest in or with any Person, or (iii) the securities of, create, form or invest in any Person (including a Subsidiary), or hold beneficially evidences of Indebtedness of, or make any investment or acquire any interest in, or make any advance or loan to, or assume any liability on behalf of, any other Person other than:

(A) as expressly provided in this Agreement;

(B) advances to officers and employees with respect to expenses incurred by those officer and employees, which expenses are (1) in the usual and ordinary course of business of a Borrower, (2) reimbursable by a Borrower, and (3) do not exceed in the aggregate, $50,000, outstanding at any one time;

(C) Loans by one Borrower to, and held by, another Borrower that is unsecured and subordinated in right of payment to the Obligations. Anything to the contrary in this Agreement or the other Loan Documents notwithstanding, no Borrower may receive Revolving Loans from Lender or loans or advances from any other Borrower (each, a “Senior or Intercompany Advance” and collectively, “Senior or Intercompany Advances”) if, when taking into account on a pro forma basis the proposed Senior or Intercompany Advance, the applicable Borrower would have Loans (either directly from Lender or indirectly from another Borrower) that exceed the sum of (1) one hundred ten percent (110%) of the book value of such Borrower’s accounts receivable and inventory and (2) one hundred twenty five percent (125%) of the net book value of such Borrower’s owned Equipment and real property;

(D) short term investments of excess working capital in one or more of the following so long as no Revolving Loans are then outstanding: (1) investments (of one year or less) in direct or guaranteed obligations of the United States, or any agencies thereof; and (2) investments (of one year or less) in certificates of deposit of banks or trust companies organized under the laws of the United States or any jurisdiction thereof, provided that such banks or trust companies are insured by the Federal Deposit Insurance Corporation and have capital in excess of $250,000,000;

(E) loans, advances or equity investments in Fisher Klosterman Shanghai, CECO Environmental Mexico, CECO Environmental Services, Canadian Acquisition Co., Flextor, Flextor Brazil

or Flextor Chile (other than transactions contemplated by clause (b) of Section 5.8), so long as (1) the aggregate amount of such investments does not exceed $1,000,000 during the term of this Agreement, (2) no Event of Default shall exist at the time of making each such investment, (3) no Event of Default shall result, on a pro forma basis, from the making of each such investment, and (4) after the making of each such investment, Revolving Loan Availability is equal to or greater than $1,000,000. To determine whether there is pro forma compliance with the Financial Covenants, Parent, Group and Borrowers will, on a pro forma basis, (x) restate the financial statements received by Lender for the Fiscal Quarter or the Fiscal Year, as applicable, ended most closely before the date such investment is proposed to be made as if the proposed investment had been made at the beginning of the applicable Test Period and (y) calculate the Financial Covenants taking into account such proposed investment as if the proposed investment had been made at the beginning of the applicable Test Period. Parent, Group and Borrowers will deliver such pro forma analysis to Lender at least 10 Business Days prior to making each such investment; and

(F) (i) the equity investment of 2,800,000 Canadian Dollars made by Parent in Canadian Acquisition Co. and (ii) the loan of 4,200,000 Canadian Dollars made by Parent to Canadian Acquisition Co. (the “Flextor Loan”), in each case to fund the Flextor Acquisition.

1.9 Section 5.11 of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

5.11 Maximum Total Funded Debt to Adjusted EBITDA Ratio. Borrowers will not permit the ratio (“Maximum Total Funded Debt to Adjusted EBITDA Ratio”) resulting from dividing (a) the Parent and its Subsidiaries total Funded Debt as of the end of the applicable Test Period by (b) Parent and its Subsidiaries Adjusted EBITDA for the applicable Test Period to exceed the following ratios set opposite the following Test Periods occurring during each of the following periods:

Period		Maximum Total Funded Debt to Adjusted EBITDA Ratio
(a)	The Test Period ending on December 31, 2006	3.20 to 1

(b)	The Test Period ending on March 31, 2007	4.25 to 1

(c)	The Test Period ending on June 30, 2007	4.00 to 1

(d)	The Test Period ending on September 30, 2007	3.50 to 1

(e)	Each Test Period ending on and after December 31, 2007	3.20 to 1

1.10 Section 5 of the Credit Agreement is hereby amended by the addition of a new Section 5.16, in its proper numerical order, to provide in its entirety as follows:

5.16 A.V.C. Acquisition; A.V.C. Acquisition Documents. The Loan Parties will not seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to any material term of or applicable to any of the A.V.C. Acquisition Documents. For purposes of this Section 5.16, “material” means any modification, waiver, or amendment of any of the A.V.C. Acquisition Documents, which, in the judgment of Lender exercised in good faith, could: (i) materially increase the purchase price for the assets to be acquired under the A.V.C. Acquisition Documents or the Indebtedness to be incurred by any Loan Party under the A.V.C. Acquisition Documents, (ii) materially and adversely affect any of Lender’s rights or remedies under the Loan Documents, the value of the Loan Collateral, or Lender’s security interest in or other Lien on the Loan Collateral (including the priority of Lender’s interests), (iii) have a Material Adverse Effect, or (iv) create or result in an Event of Default.

1.11 Section 5 of the Credit Agreement is hereby amended by the addition of a new Section 5.17, in its proper numerical order, to provide in its entirety as follows:

5.17 Flextor Acquisition; Flextor Acquisition Documents. The Loan Parties will not seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to any material term of or applicable to any of the Flextor Acquisition Documents. For purposes of this Section 5.16, “material” means any modification, waiver, or amendment of any of the Flextor Acquisition Documents, which, in the judgment of Lender exercised in good faith, could: (i) materially increase the purchase price for the assets to be acquired under the Flextor Acquisition Documents or the Indebtedness to be incurred by any Loan Party under the Flextor Acquisition Documents, (ii) materially and adversely affect any of Lender’s rights or remedies under the Loan Documents, the value of the Loan Collateral, or Lender’s security interest in or other Lien on the Loan Collateral (including the priority of Lender’s interests), (iii) have a Material Adverse Effect, or (iv) create or result in an Event of Default.

1.12 Section 5 of the Credit Agreement is hereby amended by the addition of a new Section 5.18, in its proper numerical order, to provide in its entirety as follows:

5.18 Canadian Acquisition Co. Notwithstanding anything to the contrary set forth in this Agreement, Canadian Acquisition Co. (A) is, and will remain until the Flextor Amalgamation, a holding company, whose only business will be the holding of the ownership interest of Flextor, and (B) will not, until the Flextor Amalgamation, own or have any interest in property other than the Ownership Interests of Flextor, and the distributions received from Flextor on such Ownership Interests.

1.13 Section 6.1(t) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(t) (i) the Subordination Agreement is terminated or ceases, for any reason, to be in full force and effect, (ii) the Subordinated Creditor denies its obligations under the Subordination Agreement or attempts to limit or terminate or revoke its obligations under the Subordination Agreement, (iii) there is a default or an event of default under any of the Effox Acquisition Documents by any Person which has a Material Adverse Effect, (iv) there is a default or an event of default under any of the FKI Acquisition Documents by any Person which has a Material Adverse Effect, (v) there is a default or an event of default under any of the A.V.C Acquisition Documents by any Person which has a Material Adverse Effect; or (vi) there is a default or an event of default under any of the Flextor Acquisition Documents by any Person which has a Material Adverse Effect; or

1.14 Section 6.1 of the Credit Agreement is hereby amended by the addition of new clauses (u), (v) and (w), to provide in their entirety as follows:

(u) Canadian Acquisition Co. or Flextor defaults under the terms of any other Indebtedness or lease that, individually or in the aggregate (when added to all other Indebtedness, if any, of either of Canadian Acquisition Co. or Flextor then in default), involves Indebtedness in excess of $100,000, (B) such default is not cured within any applicable cure period or waived by the applicable creditor, and (C) such default gives any creditor or lessor the right to accelerate the maturity of any such Indebtedness or lease payments, which right is not contested by Canadian Acquisition Co. or Flextor or is determined by any court of competent jurisdiction to be valid; or

(v) Any final judgment, award, order or decree for the payment of money in excess of $500,000 is rendered against Canadian Acquisition Co. or Flextor (or any number of final judgments, awards, orders, or decrees outstanding, as of any date, in excess of $500,000 in the aggregate with respect to either Canadian Acquisition Co. or Flextor) by a court or courts or arbitrator having jurisdiction in the premises, which judgment, award, order, or decree shall not have been either (i) appealed in good faith (and execution of such judgment(s) are completely stayed, vacated or discharged during such appeal) or (ii) satisfied by Canadian Acquisition Co. or Flextor. The above limits of $500,000 will be determined after giving effect to (i.e., deducting) that portion of such judgment, award, order, or decree which is covered by insurance, as determined by Lender in its discretion exercised in good faith, that is in effect and available to satisfy such judgment, award, order, or decree for which the insurer has not denied in writing its liability for the full insurable amount thereof; or

(w) (i) A court enters a decree or order for relief with respect to Canadian Acquisition Co. or Flextor in an involuntary case under any Insolvency Law, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Canadian Acquisition Co. or Flextor for any substantial part of their respective property, or orders the wind-up or liquidation of its, his or their affairs; or a petition initiating an involuntary case under any such Insolvency Law is filed and is pending for sixty (60) days without dismissal; or (ii) either Canadian Acquisition Co. or Flextor commences a voluntary case under any applicable Insolvency Law in effect, or makes any general assignment for the benefit of creditors, or fails generally to pay their respective debts as such debts become due, or takes any authorizing action in furtherance of any of the foregoing.

1.15 Exhibit 4.3(d) to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Exhibit 4.3(d) in its stead. Exhibit 4.3(g) to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Exhibit 4.3(g) in its stead. Schedule 1.1 to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 1.1 in its stead. Schedule 3.1 to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 3.1 in its stead. Schedule 3.12 to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 3.12 in its stead. Schedule 3.14 to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 3.14 in its stead.

2. Consent by Lender to A.V.C Acquisition and Flextor Acquisition. The Loan Parties have requested that Lender consent to the A.V.C. Acquisition, as required by Section 5.9(a) of the Credit Agreement. The Loan Parties have requested that Lender consent to the

Flextor Acquisition, as required by Section 5.9(a) of the Credit Agreement. Subject to the terms, and on the conditions, of this Amendment, Lender hereby consents to the A.V.C. Acquisition and the Flextor Acquisition. The consent provided in this Section 2, either alone or together with other consents which Lender may give from time to time, shall not, by course of dealing, implication or otherwise, obligate Lender to consent to any other creation, formation, purchase or other acquisition of a Domestic Subsidiary of any Loan Party, past, present or future, other than the A.V.C. Acquisition and Flextor Acquisition specifically consented to by this Amendment, or reduce, restrict or in any way affect the discretion of Lender in considering any future consent requested by the Loan Parties.

3. Other Documents. As a condition of this Amendment, Borrowers, with the signing of this Amendment, will deliver or, as applicable, shall cause to be delivered to Lender: (a) amendments to the Security Agreement, Patent Security Agreement, and Trademark Security Agreement to which Fisher-Klosterman is a party; (b) a First Amendment to the Parent Pledge Agreement providing for a pledge of the stock of Canadian Acquisition Co. and executed by Parent in form and substance satisfactory to Lender; (c) a certificate of Parent, Group and each Borrower, of resolutions of such directors evidencing the authority of each to execute this Amendment and all other documents executed in connection herewith, which certificates and resolutions will be in form and substance satisfactory to Lender; (d) the Subordination Agreement duly executed and delivered by the Subordinated Creditor; and (e) such other documents, instruments, and agreements deemed necessary or desirable by Lender to effect the amendments to Borrowers’ credit facilities with Lender contemplated by this Amendment.

4. Representations. To induce Lender to accept this Amendment, the Loan Parties hereby represent and warrant to Lender as follows:

4.1 Each Loan Party has full power and authority to enter into, and to perform its obligations under, this Amendment and the other Loan Documents being amended or entered into in connection herewith, and the execution and delivery of, and the performance of their obligations under and arising out of, this Amendment and the other Loan Documents being amended or entered into in connection herewith, respectively, have been duly authorized by all necessary corporate action.

4.2 This Amendment and the other Loan Documents being amended or entered into in connection herewith constitute the legal, valid and binding obligations of each Loan Party, as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

4.3 The Loan Parties’ representations and warranties contained in the Loan Documents are complete and correct as of the date of this Amendment with the same effect as though such representations and warranties had been made again on and as of the date of this Amendment, subject to those changes as are not prohibited by, or do not constitute Events of Default under, the Credit Agreement.

4.4 No Event of Default has occurred and is continuing.

4.5 As of the closing of the A.V.C. and Flextor Acquisitions:

4.5.1 Each Loan Party has adequate power and authority and has full legal right to enter into each of the A.V.C. Acquisition Documents and Flextor Acquisition Documents to which it is a party, and to perform, observe and comply with all of its agreements and obligations under each of the A.V.C. Acquisition Documents and Flextor Acquisition Documents.

4.5.2 The execution and delivery by each Loan Party of the A.V.C. Acquisition Documents and Flextor Acquisition Documents to which it is a party, the performance by each Loan Party of all of its agreements and obligations under the A.V.C. Acquisition Documents and Flextor Acquisition Documents to which it is a party, and the consummation of the A.V.C. Acquisition and Flextor Acquisition pursuant to the A.V.C. Acquisition Agreement and Flextor Acquisition Agreement have been duly authorized by all necessary corporate action on the part of such Loan Party and do not and will not: (i) contravene any provision of such Loan Party’s Certificate/Articles of Incorporation or Bylaws/Code of Regulations; (ii) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the property of such Loan Party under, any agreement or instrument to which such Loan Party is a party or by which its assets are bound, except for such violations and/or defaults which could not reasonably be expected to have a Material Adverse Effect; (iii) violate or contravene any provision of any law, rule or regulation or any order or ruling thereunder or any decree, order or judgment of any governmental authority except for such violations and/or defaults which could not reasonably be expected to have a Material Adverse Effect; (iv) require any waivers, consents or approvals by any of the creditors or trustees for creditors of such Loan Party or any other Person except those waivers, consents, or approvals which are obtained as of the Effective Date or which are not required to consummate the A.V.C. Acquisition or Flextor Acquisition; or (v) require any Person to make any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the rules of the Federal Trade Commission thereunder or similar Canadian laws, to give effect to the A.V.C. Acquisition and Flextor Acquisition.

4.5.3 There are no proceedings pending or, to the knowledge of any Loan Party, threatened, against any Loan Party which call into question the validity or enforceability of any of the A.V.C. Acquisition Documents or Flextor Acquisition Documents.

4.5.4 The A.V.C. Acquisition and Flextor Acquisition have been consummated in accordance with the terms and conditions of the A.V.C. Acquisition Documents and Flextor Acquisition Documents and all applicable laws, and (i) FKI became the owner, free and clear of any Liens (except any Permitted Liens) of substantially all of the assets of A.V.C. pursuant to the A.V.C. Acquisition Documents and (ii) Canadian Acquisition Co. became the owner, free and clear of any Liens, of all of the shares of Flextor, pursuant to the Flextor Acquisition Documents. All consents and approvals of, and filings and permits with, and all other actions in respect of, all governmental authorities required in order to consummate the A.V.C. Acquisition and Flextor Acquisition in accordance with the terms and conditions of the A.V.C. Acquisition Documents and Flextor Acquisition Documents and all applicable laws have been, or prior to the time required, will have been, obtained, given, filed, taken or waived, and are in full force and effect. All applicable waiting periods with respect thereto have, or prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents or imposes material adverse conditions upon the consummation of the A.V.C. Acquisition and Flextor Acquisition.

5. Costs and Expenses; Amendment Fee. As a condition of this Amendment, (i) Borrowers will pay to Lender an amendment fee of $10,000, payable in full on the Effective Date; such amendment fee, when paid, will be fully earned and non-refundable under all circumstances, and (ii) Borrowers will promptly on demand pay or reimburse Lender for the costs and expenses incurred by Lender in connection with this Amendment, including, without limitation, reasonable attorneys’ fees.

6. Entire Agreement. This Amendment, together with the other Loan Documents, sets forth the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment and the other Loan Documents.

7. Default. Any default by a Loan Party in the performance of its obligations under this Amendment or the other Loan Documents shall constitute an Event of Default under the Credit Agreement if not cured after any applicable notice and cure period under the Credit Agreement.

8. Continuing Effect of Credit Agreement. Except as expressly amended hereby, all of the provisions of the Credit Agreement are ratified and confirmed and remain in full force and effect.

9. One Agreement; References; Fax Signature. The Credit Agreement, as amended by this Amendment, will be construed as one agreement. Any reference in any of the Loan Documents to the Credit Agreement will be deemed to be a reference to the Credit Agreement as amended by this Amendment. This Amendment and the other Loan Documents may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution hereof, and, if so signed: (a) may be relied on by each party as if the document were a manually signed original and (b) will be binding on each party for all purposes.

10. Captions. The headings to the Sections of this Amendment have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

11. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

12. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio (without regard to Ohio conflicts of law principles).

13. Reaffirmation of Security. Loan Parties and Lender hereby expressly intend that this Amendment shall not in any manner (a) constitute the refinancing, refunding, payment or extinguishment of the Obligations evidenced by the existing Loan Documents; (b) be deemed to evidence a novation of the outstanding balance of the Obligations; or (c) affect, replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Loan Collateral granted pursuant to any Security Document evidencing, governing or creating a Lien on the Loan Collateral. Each Loan Party ratifies and reaffirms any and all grants of Liens to Lender on the Loan Collateral as security for the Obligations, and each Loan Party acknowledges and confirms that the grants of the Liens to Lender on the Loan Collateral: (i) represent continuing Liens on all of the Loan Collateral, (ii) secure all of the Obligations, and (iii) represent valid, first and best Liens on all of the Loan Collateral except to the extent, if any, of any Permitted Liens.

14. Reaffirmation of Guaranties. Each Loan Party hereby: (i) ratifies and reaffirms its Guaranty dated as of December 29, 2005 (or dated as of June 8, 2006 as it respects H.M. White or February 28, 2007 as it respects Effox or February 29, 2008 as it respects GMD, Fisher Klosterman, FKI, LLC and CECO Mexico LLC) made by such Loan Party to Lender and (ii) acknowledges and agrees that no Loan Party is released from its obligations under its respective Guaranty by reason of this Amendment or the other Loan Documents and that the obligations of each Loan Party under its respective Guaranty extend, among other Obligations of Borrowers to Lender, to the Obligations of Borrowers under this Amendment and the other Loan Documents being executed or amended in connection herewith. Without limiting the generality of the foregoing, each Loan Party acknowledges and agrees that all references in any Guaranty to the Credit Agreement or the other Loan Documents shall be deemed to be references to the Credit Agreement or such other Loan Document, as amended by, or amended and restated in connection with, this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Loan Parties and Lender have executed this Amendment by their duly authorized representatives as of the Effective Date.

CECO ENVIRONMENTAL CORP.		CECO GROUP, INC.

By:	/s/ Dennis W. Blazer	By:	/s/ Dennis W. Blazer
	Dennis W. Blazer, Chief Financial Officer and Vice President		Dennis W. Blazer, Chief Financial Officer, Secretary and Treasurer

CECO FILTERS, INC.		H.M. WHITE, INC.
NEW BUSCH CO., INC.		GMD ENVIRONMENTAL
THE KIRK & BLUM MANUFACTURING COMPANY		TECHNOLOGIES, INC., formerly known as GMD ACQUISITION CORP.
KBD/TECHNIC, INC.		CECO MEXICO HOLDINGS LLC
CECOAIRE, INC.
CECO ABATEMENT SYSTEMS, INC.
EFFOX INC.,		By:	/s/ Dennis W. Blazer
FISHER-KLOSTERMAN, INC.			Dennis W. Blazer, Treasurer

By:	/s/ Dennis W. Blazer
Dennis W. Blazer, Secretary and Treasurer

FKI, LLC

By:	/s/ Dennis W. Blazer
Dennis W. Blazer, Manager

FIFTH THIRD BANK

		By:	/s/ Donald K. Mitchell
Donald K. Mitchell, Vice President